SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:    March 21, 2003

SUPPORTSOFT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30901	94-3282005
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

575 Broadway, Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

(650) 556-9440

(Registrant’s telephone number, including area code)

Item 5.    Other Events.

SupportSoft, Inc. (Nasdaq: SPRT), a leading provider of support automation software, today announced that its 2003 Annual Meeting of Stockholders will take place Tuesday, May 27, 2003 at 4:00 p.m. at the Company’s headquarters located at 575 Broadway, Redwood City, California.

Stockholders of record at the close of business on March 31, 2003 are entitled to notice of and to vote at the meeting upon any and all such matters as may properly come before the meeting.

A stockholder proposal not included in the Company’s proxy statement for the 2003 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Company’s Bylaws provide that the Company must have received the stockholder’s notice not less than 50 days nor more than 75 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 65 days prior to the meeting date, the Company must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day the Company mailed notice of the annual meeting date or provided such public disclosure of the meeting date and (ii) two days prior to the scheduled date of the meeting. For the Company’s 2003 Annual Meeting, which is scheduled to be held on May 27, 2003, stockholders must submit written notice to the Secretary in accordance with the foregoing Bylaw provisions no later than April 7, 2003.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 will be mailed on or about April 16, 2003, together with the proxy solicitation materials to all stockholders entitled to vote.

In addition, on February 24, 2003, SupportSoft, Inc. announced the immediate appointment of Jim Thanos to SupportSoft’s Board of Directors, replacing Roger Sippl who resigned from the Board of Directors to pursue entrepreneurial endeavors, as well as the immediate appointment of Kevin C. Eichler to SupportSoft’s Board of Directors.

Item 7.    Financial Statements and Exhibits.

(a)	Exhibits.

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPPORTSOFT, INC.

Dated: March 21, 2003	By:	/s/ BRIAN M. BEATTIE
Brian M. Beattie Senior Vice President of Finance and Administration and Chief Financial Officer (Principal Financial Officer and Chief Accounting Officer)

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